PROSPECTUS SUPPLEMENT
                       (To Prospectus dated July 23, 1997)
                                  $100,000,000
                         ANHEUSER-BUSCH COMPANIES, INC.

                               [GRAPHIC OMITTED]

                                MEDIUM-TERM NOTES
                                 ---------------
                   Due Nine Months or More from Date of Issue
                                 ---------------

     The Company may offer from time to time up to $100,000,000 aggregate principal amount of its Medium-Term Notes (the "Notes") or its equivalent in a specified currency or composite currency. The Notes will mature on any business day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company.
     The Notes may be denominated in United States dollars or in such foreign currencies or composite currencies as may be specified by the Company at the time of offering. The specific currency or composite currency, interest rate or manner of calculating the interest rate, issue price and maturity date of any Note will be set forth in the related pricing supplement to this Prospectus Supplement. See "Description of Notes".
     Unless otherwise specified in the related pricing supplement, interest on Fixed Rate Notes will be payable on each March 1 and September 1 and at maturity. Interest on Floating Rate Notes will be payable on the dates specified thereon and in the related pricing supplement.
     Unless otherwise specified in the related pricing supplement, the Notes will not be redeemable or repayable prior to their stated maturity. If so specified in the pricing supplement, the Notes will be redeemable at the option of the Company and/or repayable at the option of the Holder at the times and the redemption or repayment prices specified in the pricing supplement.
     The Notes will be issued as Book-Entry Notes or in definitive form in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the related pricing supplement, or, in the case of Notes denominated in a specified currency or composite currency, in denominations as specified in the related pricing supplement. For Book-Entry Notes, a global Note will be registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Book-Entry Securities", owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
                    SUPPLEMENT HERETO. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                     Price to          Agents'              Proceeds to
                      Public*         Commission+            Company++
                      -------         -----------            ---------
  Per Note . . .       100%         .125%--.750%         99.875%--99.250%
  Total**   . . .   $100,000,000 $125,000--$750,000   $99,875,000--$99,250,000

   * The Notes will be sold at 100% of the principal amount thereof unless otherwise agreed to by the Company and specified in the pricing supplement attached hereto.
   +   The Company  will pay a  commission  to each Agent of from .125% to
       .750% of the principal amount of any Note sold to the purchaser solicited by such Agent, depending upon the maturity of the Note, or, with respect to Notes having a term in excess of 30 years, such other  commission  as shall be agreed upon by the Company and Agent at the time of sale.
   ++ Assuming Notes are issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $100,000.
   **  Or the equivalent thereof in a specified currency or composite currency.
     No termination date for the offering has been established. Offers to purchase Notes are being solicited, on a reasonable best efforts basis, from time to time by the Agents on behalf of the Company as set forth under "Plan of Distribution". Notes may be sold to one or more of the Agents on their own behalf at negotiated discounts. The Company reserves the right to sell Notes directly on its own behalf or through other agents or underwriters. The Company or the Agents may reject any order in whole or in part. The Agents are: Goldman, Sachs & Co.
             Merrill Lynch & Co.
                                J.P. Morgan & Co.
                                      Morgan Stanley Dean Witter
                                                    SBC Warburg Dillon Read Inc.
                        ---------------------------------

          The date of this Prospectus Supplement is November 15, 1997.

     IN CONNECTION WITH FIXED PRICE OFFERINGS OF THE NOTES, CERTAIN PERSONS PARTICIPATING IN ANY SUCH OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH ANY SUCH OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. SEE "PLAN OF DISTRIBUTION."

                             ----------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement (including the related pricing supplement) and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Agents. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer by the Company or by the Agents to sell securities in any state to any person to whom it is unlawful for the Company or the Agents to make such offer in such state. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                            ------------------------

                              DESCRIPTION OF NOTES
General

     The Notes offered hereby by Anheuser-Busch Companies, Inc. (the "Company") are to be issued under an Indenture dated as of August 1, 1995 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), which is more fully described in the accompanying Prospectus under "Description of Debt Securities." In accordance with the Indenture, the Company has adopted and delivered to the Trustee an Authorizing Resolution providing for the issuance of Notes from time to time, having such terms as are specified in respect of each issuance of Notes (an "Issue") in accordance with the procedures set forth in such Authorizing Resolution. Under such Authorizing Resolution, an aggregate of $100,000,000 principal amount of Notes may be offered from time to time under this Prospectus Supplement.

     The provisions set forth below will apply to each Note unless otherwise indicated in the related pricing supplement which will be attached to the cover of this Prospectus Supplement. Certain capitalized terms used herein are defined below under "Definitions of Terms". Other capitalized terms used herein, not otherwise defined, have the meanings given in the Indenture.

     The Notes will be issued in fully registered, definitive form or in the form of a single Note representing an entire Issue, in which ownership interests will be held in book-entry form (see "Book-Entry Securities" in the accompanying Prospectus). Unless otherwise indicated in the related pricing supplement, the Notes of each Issue will be denominated in United States dollars, and Notes denominated in United States dollars will be issued in denominations of $1,000 and integral multiples thereof. The Notes may also be issued in other Specified Currencies (including composite currencies) and in other Authorized Denominations, as may be specified in the related pricing supplement.

     The Notes will mature on any Market Day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. The Notes will bear interest from the date of issue to maturity or, if applicable, until redemption or repayment, at the rate specified in or calculated as indicated in the related pricing supplement. See "Interest on the Notes" below.

     Interest rates offered by the Company on the Notes may differ depending on, among other things, the aggregate principal amount of Notes being purchased in any single transaction.

     Repayment at the Option of the Holder. If so specified in the related pricing supplement, a Note will be subject to repayment at the option of the Holder in accordance with the terms of the Note on the Optional Repayment Dates set forth in the related pricing supplement and in the Note. If no Optional Repayment Date is indicated for a Note, it will not be repayable at the option of the Holder prior to maturity. On any Optional Repayment Date, it will be repayable in whole or in part in increments of $1,000 (provided that, if redeemed in part, any remaining principal amount will be at least $1,000), unless otherwise indicated in the related pricing supplement, at the option of the Holder at 100% of the principal amount to be repaid plus accrued interest to the date of repayment, on notice of not more than 60 nor less than 30 days prior to the Optional Repayment Date. For Notes denominated in currencies other than United States dollars, increments for such optional repayment will be specified in the related pricing supplement.

     Sinking Fund; Redemption at the Option of the Company. Unless otherwise indicated in the related pricing supplement, the Notes will not have a sinking fund. If so specified in the related pricing supplement, a Note will be subject to redemption by the Company on and after the Initial Redemption Date set forth therein and in the Note. Unless otherwise indicated in the related pricing supplement, the Notes will not be redeemable prior to maturity. On and after the Initial Redemption Date, if any, Notes will be redeemable in whole or in part in increments of $1,000 (provided that, if redeemed in part, any remaining principal amount will be at least $1,000), unless otherwise indicated in the related pricing supplement, at the option of the Company at a Redemption Price determined as described in the following paragraph, plus accrued interest to the date of redemption, on notice of not more than 60 nor less than 30 days prior to the date of redemption. For Notes denominated in currencies other than United States dollars, increments for such optional redemption will be specified in the related pricing supplement.

     Optional Redemption Prices. The Redemption Price for each Note subject to redemption at the option of the Company will initially be a percentage (the "Initial Redemption Percentage") of the principal amount to be redeemed and may decline at each anniversary of the Initial Redemption Date for such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of the principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction applicable to a Note will be set forth in the related pricing supplement and in the Note.

     Transfers of Notes. Transfers of Notes, other than Book-Entry Notes, will be registrable, and such Notes will be exchangeable, at the office of the Trustee in New York, New York designated for such purpose. For information concerning transfers of interests in Book-Entry Notes, see "Book-Entry Securities" in the accompanying Prospectus.

Interest on the Notes

     Unless otherwise indicated in the related pricing supplement, the Notes will be issued as Fixed Rate Notes. Notes may also be issued, as indicated in the related pricing supplement, as Floating Rate Notes, which may be Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, CMT Rate Notes or Federal Funds Rate Notes or which may bear interest on any other variable rate basis specified in the related pricing supplement, or as Indexed Notes or Amortizing Notes. Each Note will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity as specified below under "Payment of Principal and Interest".

     The related pricing supplement for each Issue of Notes will set forth the fixed interest rate for a Fixed Rate Note, will specify the index pursuant to which the interest on an Indexed Note will be computed or will specify the manner of calculating the rate of interest on a Floating Rate Note, which will include, as applicable, the Interest Rate Basis, the Spread, the Spread Multiplier, the maximum and/or minimum interest rates, the Regular Record Dates, the Interest Payment Dates, the Initial Interest Rate, the Index Maturity, the Interest Reset Dates, the Interest Determination Dates and the Calculation Dates, as well as any other provisions relating to the calculation of interest which may differ from the provisions set forth in this Prospectus Supplement.

     The rate of interest on each Floating Rate Note will be reset periodically. Generally, interest rates applicable to Floating Rate Notes are determined by the Calculation Agent on the Calculation Date, and are based on the applicable Interest Rate Basis as of the Interest Determination Date. The new interest rate becomes effective as of the Interest Reset Date (although the actual Calculation Date may be later than the Interest Reset Date).

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date for such Holder's Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

Payment of Principal and Interest

     Unless otherwise specified in the related pricing supplement, payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency, provided, however, that payments of principal of (and premium, if any) and interest on Notes denominated in other than United States dollars will nevertheless be made in United States dollars (i) at the option of the Holders thereof under the procedures described in the two following paragraphs and (ii) at the option of the Company in the case of imposition of exchange controls or other circumstances beyond the control of the Company as described in the next to last paragraph under this heading.

     If so specified in the related pricing supplement, and except as provided in the next paragraph, payments of principal of (and premium, if any) and interest on the Notes denominated in a Specified Currency other than United States dollars will be made in United States dollars if the registered Holder has transmitted a written request for such payment to the Trustee at its Corporate Trust Office in New York, New York on or prior to the applicable Regular Record Date or the date 15 calendar days prior to maturity. Such request may be in writing (mailed or hand delivered) or by cable or telex or by other form of facsimile transmission acceptable to the Trustee. Any such request by a Holder will remain in effect with respect to any further payments on such Note payable to such Holder, unless revoked on or prior to the relevant Regular Record Date or the date 15 calendar days prior to maturity. Holders of Notes denominated in Specified Currencies other than United States dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in United States dollars may be made.

     The United States dollar amount to be received by a Holder of a Note denominated in other than United States dollars who elects to receive payment in United States dollars will be based on the Exchange Rate determined by the Exchange Rate Agent on the second Business Day preceding the payment date for the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive United States dollar payments. If the Exchange Rate is not determinable on such second Business Day, the payment in question will be made in the Specified Currency. All currency exchange costs associated with any payment in United States dollars on any such Note will be borne by the Holder by deductions from such payment.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date, except that interest payable at maturity will be payable to the person to whom principal is payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date.

     Payments of interest on any Note will include interest accrued to but excluding the Interest Payment Date. For a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate for such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes, CMT Rate Notes and Federal Funds Rate Notes, or by the actual number of days in the year in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any payment on any Note due on any day which is not a Business Day in New York, New York (or in the case of any Note denominated in a Specified Currency other than United States dollars, which is not a Business Day in the country issuing the Specified Currency (or, in the case of ECUs, Brussels)), need not be made on such day, but may be made on the next Business Day with the same force and effect as if made on the due date, and no interest will accrue for the period from and after such date (except that, for LIBOR Notes, if such Business Day is in the next month, interest will be paid on the preceding Business Day).

     Payment of the principal of (and premium, if any) and interest on any Note at maturity to be made in United States dollars will be made in immediately available funds upon surrender of such Note at the Corporate Trust Office of the Trustee in New York, New York. Payments of interest to be made in United States dollars other than at maturity will be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to such account as may have been appropriately designated by such Person. A Holder of $10 million in aggregate principal amount of Notes in definitive form shall be entitled to receive payment of interest by wire transfer if appropriate wire transfer instructions from such Holder have been received in writing by the Trustee no less than 15 calendar days prior to the applicable Interest Payment Date.

     Unless otherwise specified in the related pricing supplement, payments on any Note to be made in a Specified Currency other than United States dollars will be made by wire transfer to such account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels) or other jurisdiction acceptable to the Company and the Trustee as has been designated at least five Business Days prior to the Interest Payment Date or stated maturity by the registered Holder, provided, that, in the case of payment of principal of (and premium, if any) and interest due at maturity, the
Note is presented to the Trustee in time for the Trustee to make such payments in such funds in accordance with its normal procedures. Such designation will be made by filing the appropriate information with the Trustee at its Corporate Trust Office in New York, New York, and, unless revoked, any such designation made with respect to any Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, payment will be made within five Business Days. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

     If the principal of (and premium, if any) or interest on any Note is payable in other than United States dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company, at its expense, will be entitled to satisfy its obligations to Holders of the Notes by making such payment in United States dollars on the basis of the most recently available Exchange Rate.

     Notes may be issued from time to time as Indexed Notes or Amortizing Notes. Indexed Notes are Notes for which the principal amount payable at the stated maturity thereof or upon redemption or repayment, or the amount of interest payable on an Interest Payment Date, or both, is determined by reference to a currency exchange rate, composite currency or currencies, commodity price or other financial or non-financial index as set forth in the related pricing supplement. Amortizing Notes are Notes as to which all or a portion of the principal amount is payable prior to the maturity date in accordance with a schedule, by application of a formula or by reference to an index as set forth in the related pricing supplement.

Definitions of Terms

     Unless otherwise indicated in the related pricing supplement, the following terms will have the following meanings for purposes of this Prospectus
Supplement:

     "Amortizing Note" means a Note all or a portion of the principal amount of which, as set forth in the related pricing supplement and the Note, is payable prior to the maturity date in accordance with a schedule, by application of a formula or by reference to an index.

     "Authorized Denomination" means, for any Note denominated in United States dollars, $1,000 and integral multiples thereof, unless otherwise specified in the related pricing supplement, and, for Notes denominated in another Specified Currency, as set forth in the related pricing supplement.

     "Book-Entry  Notes" means Notes which are  represented  by a single  global
certificate   which  is  deposited  with  the  Depositary  as  described   under
"Book-Entry Securities" in the accompanying Prospectus

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the city in which the principal corporate trust office of the Trustee is located are authorized or obligated by law or executive order to be closed; provided, that, with respect to Notes the payment of which is to be made in a currency other than United States dollars, such day is also not a day on which banking institutions are authorized or obligated by law or executive order to be closed in the Principal Financial Center of the country issuing such currency or composite currency (or, in the case of ECUs, is not a day that appears as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that display (or are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market); provided, further, that, with respect to Notes as to which interest is determined on the basis of LIBOR, such day is also a London Business Day. "London Business Day" means (i) if the Specified Currency is other than ECU, any day on which dealings in such Specified Currency are transacted in the London interbank market or (ii) if the Specified Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on that display (or are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

     "Calculation Agent" means The Chase Manhattan Bank.

     "Calculation Date" means the date on which the Calculation Agent makes the determination of the interest rate for a Floating Rate Note, which date will be, for any Interest Determination Date, the tenth day after such Interest Determination Date or, if such day is not a Market Day, the next Market Day.

     "CD Rate" means, for any Interest Reset Date, the applicable Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)". If such rate is not published prior to 9:00 A.M., New York, New York time, on the applicable Calculation Date, then the CD Rate for such Interest Reset Date will be the rate on such Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York, New York time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate for such Interest Reset Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York, New York time, on such Interest Determination Date, of three leading New York nonbank dealers of negotiable United States dollar certificates of deposit selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of $5,000,000; provided, that if fewer than three dealers so selected by the Calculation Agent are providing such quotations, the then effective CD Rate will remain in effect for such Interest Reset Date.

     "CD Rate Note" means a Floating Rate Note which bears interest calculated on the basis of the CD Rate.

     "CMT Rate Note" means a Floating Rate Note which bears interest calculated on the basis of the CMT Rate.

     "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15 ... Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest
Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation, (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

     "Commercial Paper Rate" means, for an Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the applicable Interest Determination Date for commercial paper having the specified Index Maturity as published in H.15(519) under the heading "Commercial Paper". If such rate is not published prior to 9:00 A.M., New York, New York time, on the applicable Calculation Date, then the Commercial Paper Rate for such Interest Reset Date will be the Money Market Yield of such rate on such Interest Determination Date for commercial paper having the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper". If by 3:00 P.M., New York, New York time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate for such Interest Reset Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York, New York time, on such Interest Determination Date, of three leading New York dealers of commercial paper selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, that if fewer than three dealers so selected by the Calculation Agent are providing such quotations, the then effective Commercial Paper Rate will remain in effect for such Interest Determination Date. For this purpose, "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:
                                        360 x D
          Money Market Yield =  100 x --------------
                                      360 - (DxM)
where "D" is the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" is the actual number of days in the period from the Interest Reset Date to but excluding the day that numerically corresponds to such Interest Reset Date (or, if there is no such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which the Interest Reset Date falls.

     "Commercial Paper Rate Note" means a Floating Rate Note which bears interest calculated on the basis of the Commercial Paper Rate.

     "Composite Quotations" means the applicable quotations published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication published by the Federal Reserve Bank of New York.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be 2 years.

     "ECU" means European Currency Unit.

     "Exchange Rate" means, in respect of any obligation denominated in a Specified Currency (other than United States dollars) which is to be paid in respect of any Note in United States dollars, an amount of United States dollars determined by the Exchange Rate Agent on the basis of the highest bid quotation in the City of New York received by the Exchange Rate Agent as of 11:00 a.m., New York, New York time, on the Business Day as of which the Exchange Rate is to be determined, from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency in respect of which the Exchange Rate is being determined, and at which rate the applicable dealer commits to execute an exchange contract.

     "Exchange Rate Agent" means The Chase Manhattan Bank.

     "Federal Funds Rate" means, for any Interest Reset Date, the rate on the applicable Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". If such rate is not published prior to 9:00 A.M., New York, New York time, on the applicable Calculation Date, then the Federal Funds Rate for such Interest Reset Date will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York, New York time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates, as of 9:00 A.M., New York, New York time, on such Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading New York brokers of Federal Funds transactions selected by the Calculation Agent; provided, that if fewer than three brokers so selected by the Calculation Agent are providing such quotations, the then effective Federal Funds Rate will remain in effect for such Interest Reset Date.

     "Federal Funds Rate Note" means a Floating Rate Note which bears interest calculated on the basis of the Federal Funds Rate.

     "Fixed Rate Note" means a Note which, as set forth in the related pricing supplement and the Note, bears interest at a fixed rate of interest per annum.

     "Floating Rate Note" means a Note which, as set forth in the related pricing supplement and the Note, bears interest at a variable rate.

     "H.15(519)" means Statistical Release H.15(519) as published by the Board of Governors of the Federal Reserve System or any successor publication of such Board of Governors.

     "Index Maturity" means the period to maturity of the instrument or obligation on which the related interest rate formula is based, as specified in the related pricing supplement.

     "Indexed Note" means a Note which, as set forth in the related pricing supplement and the Note, bears interest at a rate determined by reference to a currency exchange rate, composite currency or currencies, commodity price or other financial or non-financial index.

     "Initial Redemption Date" means the date, if any, on and after which a Note will be subject to redemption at the option of the Company, as specified in the related pricing supplement.

     "Interest Determination Date" means the date as of which the Calculation Agent looks to the applicable Interest Rate Basis for purposes of resetting the interest rate on Floating Rate Notes, which, with respect to any Interest Reset
Date: (a) for Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes, CMT Rate Notes and Federal Funds Rate Notes, will be the second Market Day preceding the Interest Reset Date; and (b) for Treasury Rate Notes, will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date for the Interest Reset Date occurring in the next week.

     "Interest Payment Date" means the date on which interest is payable in respect of a Note. Unless otherwise indicated in the related pricing supplement, the Interest Payment Dates will be: for Fixed Rate Notes, March 1 and September 1; for Floating Rate Notes on which the interest rate is reset weekly or monthly, the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the related pricing supplement; for Floating Rate Notes on which the interest rate is reset quarterly, the third Wednesday of March, June, September and December; for Floating Rate Notes on which the interest is reset semi-annually, the third Wednesday of the two months specified in the related pricing supplement; for Floating Rate Notes on which the interest rate is reset annually, the third Wednesday of the month specified in the related pricing supplement; and, in each case, at maturity. If an Interest Payment Date would otherwise fall on a day that is not a Market Day, it will be the next succeeding Market Day (or, in case of a LIBOR Note, if such date falls in the next calendar month, the preceding Market Day).

     "Interest Rate Basis" means the basis on which the interest on a Floating Rate Note is to be calculated. The Interest Rate Basis may be the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the CMT Rate, the Federal Funds Rate or other rate specified in the related pricing supplement, as adjusted by the Spread or the Spread Multiplier, or otherwise as indicated in the pricing supplement.

     "Interest Reset Date" means the date on which a change in the interest rate on a Floating Rate Note will become effective, which changes may occur weekly, monthly, quarterly, semiannually or annually. The Interest Reset Dates will be: for Notes on which the interest rate is reset weekly (except Treasury Rate Notes), Wednesday of each week; for Treasury Rate Notes on which the interest rate is reset weekly, Tuesday of each week (except as otherwise indicated below); for Notes on which the interest rate is reset monthly, the third Wednesday of each month; for Notes on which the interest rate is reset quarterly, the third Wednesday of March, June, September and December; for Notes on which the interest rate is reset semi-annually, the third Wednesday of the two months specified in the related pricing supplement; and for Notes on which the interest rate is reset annually, the third Wednesday of the month specified in the related pricing supplement. If any Interest Reset Date would otherwise be a day that is not a Market Day with respect to a Note, it will be postponed to the next such Market Day, except that in the case of a LIBOR Note, if the next Market Day is in the next calendar month, the Interest Reset Date will be the immediately preceding such Market Day. For Treasury Rate Notes, if the applicable auction date referred to in the definition of "Treasury Rate" will occur on the date otherwise scheduled to be the Interest Reset Date for such Note, then the Interest Reset Date will be the next following Business Day.

     "LIBOR" means, for any Interest Reset Date, an interest rate determined by the Calculation Agent as follows:

      (a) On the applicable Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits in the Index Currency (as defined below) having the specified Index Maturity, commencing on the second Market Day immediately following such Interest Determination Date, which appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on such Interest Determination Date. "Index Currency" means the currency (including composite currencies) specified in the applicable pricing supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable pricing supplement, the Index Currency shall be United States dollars. "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service on the page designated in the applicable pricing supplement (or such other page as may replace such designated page on that service for the purpose of displaying London interbank offered rates of major banks) for the related Index Currency for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement (or such other page as may replace such designated page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for the related Index Currency) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the United States dollar is the Index Currency, page 3750) has been specified. If "LIBOR Reuters" is specified in the applicable pricing supplement and at least two such offered rates appear on the Designated LIBOR Page, LIBOR for such Interest Reset Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent (unless the Designated LIBOR Page by its terms provides for only a single rate, in which case such single rate shall be used). If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR will be determined as described in (b) below.

          (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, for the applicable Index Maturity on the Designated LIBOR Page as described in (a) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in the Index Currency having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount that in the Calculation Agent's judgment is representative for a single transaction in such Index Currency in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., (or such other time as may be specified in the applicable pricing supplement), in the applicable Principal Financial Center (as defined below), on such Interest Determination Date by three major banks in such Principal Financial Center, selected by the Calculation Agent, for loans in the Index Currency to leading European banks having the specified Index Maturity commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a Representative Amount; provided, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then effective LIBOR rate will remain in effect for such Interest Reset Date. "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutschemarks, Italian lira, Swiss francs, Dutch guilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

     "LIBOR Note" means a Floating Rate Note which bears interest calculated on the basis of LIBOR.

     "Market Day" means any Business Day in New York, New York or, for a LIBOR Note, any such Business Day on which dealings in deposits in the Index Currency are transacted in the London interbank market.

     "Optional Repayment Date" means a date, if any, on which a Note will be subject to repayment at the option of the Holder, as indicated in the related pricing supplement.

     "Principal Financial Center" means the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Deutschemarks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be the City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". If such rate is not published prior to 9:00 A.M. New York, New York time, on the applicable Calculation Date, then the Prime Rate for such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as Reuters Screen USPRIME1 (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen USPRIME1 Page on such date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page on such date, the Prime Rate for such Interest Reset Date will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in a 360-day year) as of the close of business on such Interest Determination Date by three major New York banks selected by the Calculation Agent; provided, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then effective Prime Rate will remain in effect for such Interest Reset Date.

     "Prime Rate Note" means a Floating Rate Note which bears interest on the basis of the Prime Rate.

      "Regular Record Date" means, unless otherwise indicated in the related pricing supplement: for Fixed Rate Notes, February 15 and August 15; and, for Floating Rate Notes, the date 15 calendar days prior to each Interest Payment Date.

      "Specified  Currency" means the currency or composite  currency in which a
Note is denominated, and in which principal (and premium, if any) and/or interest on a Note will be payable.

     "Spread" means the number of basis points applicable to the Interest Rate Basis for purposes of calculating interest on a Floating Rate Note, as specified in the related pricing supplement.

     "Spread Multiplier" means the percentage applicable to the Interest Rate Basis for purposes of calculating the interest on a Floating Rate Note, as specified in the related pricing supplement.

     "Treasury Rate" means, for any Interest Reset Date, the rate for the auction on the applicable Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 A.M., New York, New York time, on the applicable Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. If the results of such auction of Treasury Bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York, New York time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate will be the rate set forth in H.15(519) for the applicable Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market". If such rate is not so published by 3:00 P.M., New York, New York time, on the applicable Calculation Date, the Treasury Rate with respect to such Interest Reset Date will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York, New York time, on such Interest Determination Date, of three primary United States government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity; provided, that if fewer than three dealers so selected by the Calculation Agent are providing such quotations, the then effective Treasury Rate will remain in effect for such Interest Reset Date.

     "Treasury Rate Note" means a Floating Rate Note which bears interest calculated on the basis of the Treasury Rate.

                             FOREIGN CURRENCY RISKS

General

     This Prospectus Supplement does not describe all the risks of an investment in the Notes denominated in other than United States dollars. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Notes denominated in other than United States dollars. Notes denominated in other than United States dollars are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

     Exchange Rates and Exchange Controls. An investment in Notes that are denominated in other than United States dollars entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include the possibility of significant changes in rates of exchange between the United States dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of any Note. Depreciation of the Specified Currency against the United States dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a United States dollar basis.

     Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, the Company will repay in United States dollars on the basis of the most recently available Exchange Rate. See "Description of Notes " Payment of Principal and Interest".

     Currently, there are limited facilities in the United States for conversion of United States dollars into foreign currencies, and vice versa. In addition, banks do not offer non-United States dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a Specified Currency other than United States dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels). See "Description of Notes " Payment of Principal and Interest".

     The information set forth in the Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company does not undertake any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     Governing Law and Judgments. The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date.

Exchange Rate and Controls for Specified Currencies

     With respect to any Note denominated in other than United States dollars, a Currency Supplement with respect to the applicable Specified Currency (which supplement will include information with respect to applicable current foreign exchange controls, if any) is attached to this Prospectus Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.


                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of a Note is based on the advice of Bryan Cave LLP, counsel for the Company. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions in existence on the date of this Prospectus Supplement. It deals only with Notes held as capital assets and does not deal with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Notes as a hedge against currency risk, persons who enter into certain hedging transactions in connection with Notes, persons holding Notes as part of a straddle (as defined in Section 1092 of the Code) or as part of a conversion transaction (as defined in Section 1258 of the Code), United States holders whose functional currency (as defined in Section 985 of the Code) is other than the United States dollar or holders other than United States persons. The tax consequences of holding a particular Note will depend, in part, on the particular terms of such Note as set forth in the related pricing supplement and whether the Notes are issued with original issue discount. Potential purchasers of Notes should also understand that future legislative, administrative and judicial changes could modify the tax consequences described in this summary. As used in this section, "holder" refers to the person who is considered the owner of a Note for federal income tax purposes, whether or not such person is the registered holder of a Note.

United States Persons

     "United States person" means an individual who is a citizen or resident of the United States for United States federal income tax purposes, an estate or trust subject to United States federal income taxation without regard to the source of its income, or a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or the District of Columbia.

Payments of Interest on Notes

     Except as set forth below, interest on a Note (whether or not denominated in United States dollars) will be taxable to a holder as ordinary interest income at the time it is accrued or received, in accordance with the holder's method of accounting for tax purposes. If interest on a Note is payable in a currency other than the United States dollar ("Foreign Currency"), the amount of income will be the United States dollar value of the Foreign Currency received, based on the exchange rate in effect on the date of receipt, or in the case of an accrual basis holder, the United States dollar value of the Foreign Currency accrued, based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of the period within the taxable year). Upon receipt by an accrual basis holder of an interest payment paid in Foreign Currency, the holder will recognize foreign currency gain or loss measured by the difference between the interest received translated into United States dollars at the exchange rate in effect on the date of receipt and the interest previously accrued, and such gain or loss will be treated as ordinary income or loss. An accrual basis holder may elect to accrue interest income (including original issue discount) payable in a Foreign Currency at the exchange rate in effect on the last day of the interest accrual period (and in the case of the first portion of an interest accrual period that spans two taxable years, at the exchange rate in effect on the last day of the first taxable year for the portion of the interest accrual period within such taxable year). If such election is made and the last day of the interest accrual period (or in the case of the first portion of an interest accrual period that spans two taxable years, the last day of the first taxable year) is within five business days of the date of receipt, the accrual basis holder may translate interest income at the exchange rate in effect on the date of receipt. Such election must be consistently applied to all debt instruments owned by such holder from year to year and cannot be changed without the consent of the Internal Revenue Service.

Original Issue Discount Notes

     The following is a general discussion of the United States federal income tax consequences to holders of Notes, if any, which are issued with original issue discount ("OID Notes"), as indicated in the applicable pricing supplement.

     Original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price if such excess is more than a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to maturity). The issue price of an issue of Notes will be equal to the first price at which a substantial amount of such Notes are sold to the public. The stated redemption price at maturity of a
Note is the total of all payments required to be made under the Note other than "qualified stated interest" payments. The term "qualified stated interest" means, in general, stated interest that is unconditionally payable at least annually either at a single fixed rate or at a qualified floating rate established by a Floating Rate Note. Interest is payable at a single fixed rate only if the rate takes into account the length of the intervals between payments. A Floating Rate Note with a qualified floating rate means a Note which
(a) has an issue price that does not exceed the sum of the noncontingent principal payments to be made on the Note by more than a specified amount, (b) provides for stated interest (compounded or paid at least annually) at a single qualified floating rate or a single objective rate, and (c) provides that each qualified floating or objective rate in effect during an accrual period is set at the current value of that rate (which is the rate on any day during the period beginning three months prior to the first day on which the value is in effect under the Note and ending one year following that day). A "qualified floating rate" is any floating rate where variations in such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the same currency as the Note (e.g., the Prime Rate or LIBOR). A fixed multiple of not more than 1.35 times a qualified floating rate, whether or not this rate is increased or decreased by a fixed rate, is a qualified floating rate. Restrictions on the maximum or minimum stated interest rate ("cap" or "floor"), restrictions on the amount of increase or decrease in the stated interest rate ("governor") or other similar restrictions generally will cause the rate not to be treated as a qualified floating rate. However, the following restrictions will not cause a variable rate to fail to be a qualified floating rate - (i) a cap, floor or governor that is fixed throughout the term of the Note, (ii) a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield on the Note to be significantly less than the expected yield determined without the cap, (iii) a floor or similar restriction that is not reasonably expected as of the date of issue to cause the yield on the Note to be significantly more than the expected yield determined without the floor, or (iv) a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the Note to be significantly more or significantly less than the expected yield determined without the governor. An "objective rate" includes a rate other than a qualified floating rate based on the change in price of actively traded personal property or on changes in the value of an index of the prices of such property. An objective rate must be determined using a single formula that is fixed throughout the term of the Note. A multiple of a qualified floating rate is also an objective rate. Under these rules, Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, Treasury Rate Notes, CD Rate Notes, CMT Rate Notes and Federal Funds Rate Notes, other than certain Notes subject to caps or floors, should generally be treated as Floating Rate Notes. Special rules apply to Notes which are not Floating Rate Notes with a qualified floating rate as defined above, e.g. (i) bear interest at a floating rate subject to a maximum numerical interest rate limitation or a minimum numerical interest rate limitation, (ii) bear interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with interest holidays), (iii) bear interest at one or more variable rates that are not qualified floating rates or objective rates or (iv) bear interest at the lesser of two or more variable rates. Such Notes may be treated as issued with original issue discount; their stated interest may be treated as original issue discount; or such Notes may be treated as contingent payment obligations. The applicable pricing supplement will contain a discussion of any special provisions of the income tax regulations which may be relevant to such Notes.

     Long-Term OID Notes. A holder of OID Notes having maturities in excess of one year ("Long-Term OID Notes") is required to include original issue discount in income as it accrues, in accordance with a constant yield method, before the receipt of cash attributable to such income. The amount of original issue discount includible in income by the holder of a Long-Term OID Note during the taxable year is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). The daily portion of original issue discount on any Long-Term OID Note is determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that period. As discussed below, the daily portion is reduced in the case of a holder who pays an acquisition premium for a Long-Term OID Note. The amount of original issue discount on a Long-Term OID Note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" of the Long-Term OID Note at the beginning of such accrual period by its "yield to maturity" (adjusted for the length of the accrual period) and
(ii) subtracting from that product the amount of qualified stated interest, if any, allocable to such accrual period. If the interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated pro rata (on the basis of their relative lengths) to each accrual period in the interval. The term "accrual period" means, in the case of a Long-Term OID Note, a period of any length up to one year which the holder elects to use to compute original issue discount, provided that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The holder may vary the length of the accrual period over the term of the Long-Term Note so long as the holder also adjusts the Long-Term Note's yield to maturity to reflect the length of the period. The term "yield to maturity" means the discount rate which, when used to compute the present value of all principal and interest payments to be made under the Note, will produce an amount equal to the issue price of the Note. The "adjusted issue price" of a Long-Term OID Note at the beginning of any accrual period is the sum of the issue price of the Long-Term OID Note plus the accrued original issue discount for each prior accrual period (without regard to any reduction for amortized acquisition premium) plus any qualified stated interest applicable to the prior accrual periods not yet payable less any prior payments on the Long-Term OID Note that were not qualified stated interest payments. In computing the amount of original issue discount allocable to each accrual period for a Floating Rate

Note which is a Long-Term OID Note, the Floating Rate Note is "converted" to an equivalent fixed rate debt instrument by substituting an appropriate fixed rate (as specified by the OID Regulations) for the variable rate. The rules applicable to fixed rate instruments, described above, are then applied to determine OID accruals. Floating Rate Notes with original issue discount may be subject to certain special rules and any special tax considerations with respect to such Notes will be set forth in the related pricing supplement. With respect to an initial accrual period which is shorter than other accrual periods, the original issue discount allocable to such period may be computed using any reasonable method. With respect to the final accrual period, the original issue discount allocable to such period is the difference between the amount payable at maturity other than qualified stated interest and the adjusted issue price at the beginning of the final accrual period.

     Under  the  foregoing  rules,   holders  may  have  to  include  in  income
increasingly greater amounts of original issue discount in successive accrual periods.

     Short-Term OID Notes. In the case of Notes having maturities of one year or less ("Short-Term OID Notes"), a special rule provides that payments of stated interest will not be considered to be qualified stated interest. A cash basis holder of a Short-Term OID Note will not be required to accrue original issue discount on a current basis, but may elect to do so. Such an election will apply to all obligations acquired by the holder on or after the first day of the first taxable year for which the election is made and will be irrevocable without the consent of the Internal Revenue Service. A cash basis holder of a Short-Term OID Note will, nevertheless, be required to take stated interest into income as it is received. Accrual basis holders and certain other holders, including banks and dealers in securities, are required to accrue the original issue discount on Short-Term OID Notes currently. Such holders will accrue original issue discount on a straight-line basis, but may make an irrevocable election to accrue it under the constant yield method. In the case of a holder who is not required and who does not elect to include the original issue discount in income currently,
(a) any gain realized on the disposition of a Short-Term OID Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of disposition reduced by any payments of stated interest or other original issue discount received and (b) such holder may be required to defer net deductions for interest on borrowing allocable to these Short-Term OID Notes in an amount not exceeding the deferred income until the deferred income is realized.

     Any holder (whether cash or accrual basis) who otherwise is required or has elected to accrue original issue discount on a Short-Term OID Note can elect to accrue the "acquisition discount," if any, with respect to the Short-Term OID Note on a current basis in lieu of original issue discount. Acquisition discount is the excess of the sum of all remaining payments to be made under the Short-Term Note, including stated interest, over the holder's tax basis in the Note at the time of acquisition. Acquisition discount will be treated as accruing on a straight-line basis, unless the holder makes an irrevocable election to use the constant yield method.

     Currency Gain or Loss on Receipt of OID. Original issue discount for any period that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into United States dollars based on the average exchange rate in effect during the accrual period or based on the exchange rate in effect on the last day of the accrual period if the holder has elected as described above to use such exchange rate for interest income (including original issue discount) on all debt instruments. Except as provided below with respect to the disposition of a Note, upon receipt of an amount attributable to original issue discount, a holder will recognize ordinary income or loss measured by the difference between the original issue discount received translated into United States dollars at the exchange rate in effect on the date of receipt and the amount of original issue discount accrued.

     Dual Currency Notes. Under proposed regulations issued March 17, 1992 (the "Proposed Foreign Currency Regulations"), which are proposed to become effective for Notes issued on or after the date such regulations are published in final form in the Federal Register, dual currency notes held by a holder which provide for qualified stated interest payments to be paid in, or determined by reference to, one currency and for the stated redemption price at maturity to be paid in, or determined by reference to, another currency will be treated as two separate hypothetical debt instruments. One debt instrument will be a zero coupon bond denominated in the currency of the stated redemption price at maturity. The second hypothetical debt instrument will be an amortizing installment bond denominated in the currency of the qualified stated interest payments. It does not appear that a holder may rely on the Proposed Foreign Currency Regulations in the case of dual currency Notes issued before such regulations become effective.

     Other Features and Reporting of OID. Certain of the OID Notes may be redeemed prior to maturity either at the option of the holder or the Company. OID Notes containing such feature may be subject to rules that differ from the general rules discussed above. Persons intending to purchase OID Notes with any such feature should carefully examine the related pricing supplement and should consult with their own tax advisors with respect to such features since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

     The Company is required to report to the Internal Revenue Service the amount of original issue discount accrued on OID Notes held of record by United States persons other than corporations and other exempt holders. The amount required to be reported by the Company may not be equal to the amount of original issue discount required to be reported as taxable income by a holder of such OID Notes where the holder and the Company use different accrual periods to determine the amount of original issue discount or where the holder is not an original purchaser.

Tax Basis and Disposition of Notes

     A holder's tax basis in a Note, other than an OID Note, will generally be the United States dollar cost of the Note to such holder (which in the case of a Note purchased with Foreign Currency will be the United States dollar value of the purchase price on the date of purchase) increased by any amounts of market discount previously included in income by the holder with respect to such Note and reduced by any amortized bond premium and by principal payments received by the holder. A holder's tax basis in an OID Note will generally be the cost of the Note to such holder increased by any original issue discount and market discount previously included in income and decreased by the amount of any payment on the OID Note, other than a payment of qualified stated interest, and by any amortized acquisition premium.

     Except as discussed above with respect to Short-Term OID Notes, upon the disposition of a Note, a holder will recognize gain or loss equal to the difference between the amount realized on the disposition (or the United States dollar value of the amount, if it is realized in a Foreign Currency) and the holder's tax basis in the Note. Gain or loss recognized by a holder on the disposition of a Foreign Currency Note which is attributable to changes in exchange rates will be treated as ordinary income or loss, but such income or loss will be taken into account only to the extent of the total gain or loss on the disposition. Except as provided below with respect to market discount, any remaining gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the Note was held for more than one year.

Exchange of Foreign Currency

     The tax basis of a Foreign Currency will be the United States dollar cost of the Foreign Currency on the date such Foreign Currency is purchased. Foreign Currency received as interest on a Foreign Currency Note will have a tax basis equal to its United States dollar value at the time such interest is received. The amount of gain or loss recognized on a sale or exchange of the Foreign Currency will be equal to the difference between (i) the amount of United States dollars, or the fair market value in United States dollars of the other currency or property, received in the sale or exchange and (ii) the tax basis of the Foreign Currency. Generally, any such gain or loss will be ordinary income or loss.

     A purchaser of a Foreign Currency Note for Foreign Currency would recognize gain or loss on the disposition of Foreign Currency in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and its United States dollar fair market value on the date it is used to purchase a Foreign Currency Note. Generally, any such gain or loss will be ordinary income or loss.

Notes Denominated in Hyperinflationary Currencies

     Under the Proposed Foreign Currency Regulations, which, as indicated above, are proposed to become effective for Notes issued on or after the date such regulations are published in final form in the Federal Register, if a holder acquires a Note denominated in a Foreign Currency which is a hyperinflationary currency, the holder will realize exchange gain or loss for each taxable year determined by reference to the change in exchange rates between (i) the later of the first day of the taxable year or the date the Note was acquired and (ii) the earlier of the last day of the taxable year or the date the Note is disposed of. Generally, any such gain or loss will increase or decrease interest income (and to the extent it exceeds interest income will be treated as ordinary loss) and will be an adjustment to the functional currency basis of the holder for purposes of subsequent computations of exchange gain or loss.

Premium and Market Discount

     If a holder purchases a Note with a maturity date more than one year from the date of issue for an amount that is less than its stated redemption price at maturity, or less than its revised issue price if the Note is an OID Note, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity, or its revised issue price, if the Note is an OID Note, multiplied by the number of complete years to maturity from the date of acquisition by the holder). The revised issue price of an OID Note is the sum of the issue price of the Note and the aggregate amount of the original issue discount includible, without regard to the rules for acquisition premium discussed below, in the gross income of all previous holders of the Note. While not entirely clear, any payments to prior holders of amounts other than qualified stated interest should be subtracted in determining the revised issue price. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and which is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in certain nontaxable transactions (including a gift), accrued market discount will be includible as ordinary income to the holder as if such holder had sold the Note at its then fair market value. In addition, the holder may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the holder makes an irrevocable election to compute the accrual on a constant yield basis. A holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line or a constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations of a holder acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     In the case of a Foreign Currency Note, market discount will be determined in the Foreign Currency. The amount of accrued market discount (other than market discount currently included in income pursuant to an election by the holder) which is required to be recognized on the disposition of the Note will be translated into United States dollars based on the exchange rate on the disposition date. No part of such accrued market discount will be treated as exchange gain or loss. Accrued market discount which a holder elects to accrue into income currently is translated into United States dollars using the average exchange rate during the accrual period. In such case, movement in the exchange rate between the accrual date and disposition date will result in exchange gain or loss at the time of the disposition with respect to the amount of the market discount accrued.

     A person who purchases an OID Note for an amount that is greater than its adjusted issue price will be considered to have purchased such Note at an "acquisition premium", unless the holder will be considered to have purchased the Note at a premium as described below. Under the acquisition premium rules, the daily portion of original issue discount which such holder must include in its gross income with respect to such Note for any accrual period will be reduced by the daily portion of such acquisition premium properly allocable to such period.

     If a person acquires a Note for an amount that is greater than the sum of all amounts payable under the Note after the purchase date other than payments of qualified stated interest, such holder will be considered to have purchased such Note at a premium ("bond premium") and the Note will not be an OID Note in the case of such holder. Such holder may make an irrevocable election to amortize such premium generally over the remaining term of the Note. The election applies to all bonds held by the holder at the beginning of the first taxable year to which the election applies. Premium will be amortized using a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. Bond premium on a Note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note.

     In the case of a Foreign Currency Note, bond premium which a holder elects to amortize or acquisition premium will be computed in the relevant Foreign Currency and will reduce interest income or original issue discount determined in such Foreign Currency. At the time amortizable bond premium offsets interest income, a holder may realize exchange gain or loss (taxable as ordinary income or loss, but generally not as interest income or expense), measured by the difference between exchange rates at that time and at the time of the acquisition of the Note. If a holder does not elect to amortize bond premium, the amount of the bond premium will constitute a market loss when the bond matures.

Election by Holder

     A holder of a Note may elect to include in gross income all interest that accrues on a Note using the constant yield method. For purposes of the election, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If the holder makes the election with respect to any obligation with amortizable bond premium or market discount, the election will be deemed made for all of the holder's other obligations with amortizable bond premium or market discount. In applying the constant yield method, the Note is treated as if (i) it is issued for the holder's adjusted basis immediately after its acquisition by the holder, (ii) it is issued on the holder's acquisition date, and (iii) no payments provided for in the Note are qualified stated interest payments. The election may not be revoked without the approval of the Internal Revenue Service.

Backup Withholding

     A 31% "backup" withholding tax may apply to payments of principal, premium and interest (including original issue discount, if any) made to, and the proceeds of disposition of a Note by, certain noncorporate holders. Backup withholding will apply if a United States holder (i) fails to furnish a Taxpayer Identification Number ("TIN") (social security number or employer identification number) or (ii) under certain circumstances, fails to certify that the TIN furnished by the holder is correct and that the holder has not been notified by the Internal Revenue Service that the holder is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will also apply if the payor is notified by the Internal Revenue Service that the payee has failed to report properly a correct TIN or interest and dividends earned by such payee.

     Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the Internal Revenue Service.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and SBC Warburg Dillon Read Inc. (the "Agents"), which have agreed to use their reasonable best efforts to solicit offers to purchase the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion, to reject any offer to purchase Notes, in whole or in part, that it considers to be unacceptable. Payment of the purchase price of Notes will be required to be made in immediately available funds. The Company will pay to each Agent a commission, in connection with sales of Notes to purchasers solicited by such Agent, ranging from .125% to .750% of the principal amount of Notes so sold, depending upon the maturity of the Notes, or, with respect to Notes having a term in excess of 30 years, such other commission as shall be agreed upon by the Company and Agent at the time of sale. The Company reserves the right to sell Notes through agents other than those named herein or directly on its own behalf, in which case no commission will be payable to the Agents on any Notes sold directly by the Company, depending upon the maturity of the Note, or, with respect to Notes having a term in excess of 30 years, such other commission as shall be agreed upon by the Company and Agent at the time of sale.

     The Company may also sell Notes to one or more of the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the applicable Agent. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and in connection with fixed price offerings, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer may include part or all of the discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable pricing supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     In connection with fixed price offerings of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may over-allot any such offering, creating a short position for the account of one or more Agents. In addition, the Agents may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in respect of the Notes. The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes nor as to their liquidity in a secondary market if one develops. From time to time, the Agents may make a market in the Notes.

     The Agents in the ordinary course of their business engage from time to time in securities transactions with and perform investment banking services for the Company.

     Mr. Peter M. Flanigan, a director of the Company, is a Director of SBC Warburg Dillon Read Inc. SBC Warburg Dillon Read Inc. has provided from time to time, and expects in the future to provide, investment banking services to the Company, for which it has received and will receive customary fees and commissions.

     Mr. Douglas A. Warner III, a director of the Company, is the President, Chief Executive Officer and Chairman of the Board of Directors of J.P. Morgan &

Co. Incorporated, the parent corporation of J.P. Morgan Securities Inc. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and certain of its affiliates have engaged, and expect in the future to engage, in investment banking or commercial banking transactions with the Company.


                                     EXPERTS

     The consolidated financial statements of the Company incorporated in the accompanying Prospectus by reference to the Company's annual report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

[GRAPHIC OMITTED]

Anheuser-Busch Companies, Inc.

$750,000,000





                                 Debt Securities

     Anheuser-Busch Companies, Inc. (the "Company") intends to issue from time to time its debt securities (the "Debt Securities") at an aggregate initial offering price not to exceed $750,000,000 (or, if the principal of the Debt Securities is payable in a foreign currency, the equivalent thereof at the time of offering), which will be offered on terms to be determined at the time of sale. The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific terms of the Series of Debt Securities (the "Series") in respect of which this Prospectus is being delivered, including the designation of the Debt Securities, the aggregate principal amount offered, the rate or rates of interest or the provisions for determining such rate or rates and the time of payment thereof, maturity, currency of payment, offering price, terms relating to redemption (whether mandatory or at the option of the Company or the holder) and information as to listing on any securities exchange.
     Anheuser-Busch, Incorporated, a wholly-owned subsidiary of the Company, will be jointly and severally liable with the Company for payment of the Debt Securities, subject to termination of such co-obligation under certain circumstances as described under "Description of Debt Securities--ABI Co-Obligation".

                   -----------------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
        THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    -----------------------------------------

     The Debt Securities will be sold directly, through agents designated by the Company from time to time or through underwriters or dealers designated by the Company. If any agents of the Company or any dealers or underwriters are involved in the sale of the Series of Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount are set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price of such Series of Debt Securities less such commission in the case of an agent, the purchase price of such Series of Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

                    -----------------------------------------

                  The date of this Prospectus is July 23, 1997.

                                TABLE OF CONTENTS

Available Information ............................  2
Incorporation of Documents by Reference...........  2
The Company ......................................  3
Use of Proceeds ..................................  3
Description of Debt Securities....................  3

Book-Entry Securities ............................  9
Plan of Distribution.............................. 10
Legal Opinion .................................... 11
Experts .........................................  11


                    -----------------------------------------


                              AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, N.Y. 10005, on which certain of the Company's securities are listed.


                     INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by the Company with the Securities and Exchange Commission (File No. 1-7823) are incorporated herein by reference:
         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934.
         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed pursuant to Section 13 of the Securities Exchange Act of 1934.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.
     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on request, a copy of any of the documents referred to above which have been or may be incorporated in this document by reference, other than exhibits to such documents. Requests for such copies should be directed to the Corporate Secretary, Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118, telephone 314-577-2000.

                                   THE COMPANY

     The Company is a Delaware corporation that was organized in 1979 as the holding company parent of Anheuser-Busch, Incorporated ("ABI"), a Missouri corporation whose origins date back to 1875. In addition to ABI, which is the world's largest brewer of beer, the Company is also the parent corporation to a number of subsidiaries that conduct various other business operations, including those related to the production and acquisition of brewing raw materials, the manufacture and recycling of aluminum beverage containers and the operation of theme parks. The Company's principal office is at One Busch Place, St. Louis, Missouri 63118, and its telephone number is (314) 577-2000.
     The Company's principal product is beer, produced and distributed by its subsidiary ABI in a variety of containers primarily under the brand names Budweiser, Bud Light, Bud Dry, Bud Ice, Bud Ice Light, Michelob, Michelob Light, Michelob Dry, Michelob Golden Draft, Michelob Golden Draft Light, Michelob Classic Dark, Michelob Malt, Michelob Amber Bock, Michelob HefeWeizen, Busch, Busch Light, Busch Ice, Natural Light, Natural Pilsner, Natural Ice, King Cobra Malt Liquor, Red Wolf Lager, ZiegenBock Amber, American Originals (which include three separate brands: Faust Golden Lager, Black & Tan Porter and American Hop
Ale) and Winter Brew (produced for the holiday season). ABI's products also include two non-alcohol malt beverages, O'Doul's and Busch NA. ABI has recently introduced the brands Hurricane Malt Liquor and Pacific Ridge Pale Ale. ABI imports into the United States Carlsberg and Carlsberg Light beers, Elephant Malt Liquor and Elephant Red Lager and Rio Cristal.
     The Company's products are brewed and distributed in international markets through its wholly-owned subsidiary, Anheuser-Busch International, Inc. ABI's beer brands are distributed in twenty-three European countries and are being sold under import distribution agreements in more than 80 countries and U.S. territories and to the U.S. military and diplomatic corps outside the continental United States. The Company's products are also brewed under license or contract brewing arrangements in Argentina, Brazil, Canada, Ireland, Japan, Korea, the Philippines and Spain. Since 1993, the Company has made equity investments or formed joint ventures with brewers in Argentina, Brazil, China, Mexico and the United Kingdom.
     Busch Entertainment Corporation ("BEC"), a wholly-owned subsidiary of the Company, owns, directly and through subsidiaries, nine theme parks. BEC operates Busch Gardens theme parks in Tampa, Florida and Williamsburg, Virginia and Sea World theme parks in Orlando, Florida, San Antonio, Texas, Aurora, Ohio and San Diego, California. BEC also operates water park attractions in Tampa, Florida (Adventure Island) and Williamsburg, Virginia (Water Country, U.S.A.), an educational play park for children near Philadelphia, Pennsylvania (Sesame Place) and the Baseball City Sports Complex near Orlando, Florida.
     The Company's principal office is at One Busch Place, St. Louis, Missouri 63118 and its telephone number is 314-577-2000.

                                 USE OF PROCEEDS

     The Company intends to add the net proceeds from the sale of the Debt Securities to the general funds of the Company to be used for general corporate purposes. Prior to such application, such net proceeds may be invested in short or intermediate term securities. Except as may be indicated in a Prospectus Supplement delivered together with this Prospectus, no specific determination as to the use of the proceeds of the Debt Securities in respect of which this Prospectus is being delivered has been made.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued either under the Indenture dated as of August 1, 1995 between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as trustee, or under a separate, substantially identical indenture to be entered into between the Company and a new trustee. For each issue of Debt Securities, the applicable indenture (the "Indenture") and the trustee thereunder (the "Trustee") will be specified in the Prospectus
Supplement relating to such issue of Debt Securities or in an attachment thereto. Each issue of Debt Securities will constitute a Series or Issue of Securities (as described below) under, and will be governed by the provisions of, the particular Indenture under which it is issued. The provisions of each of the Indentures are substantially identical and the following description (other than certain information pertaining only to The Chase Manhattan Bank, as described below) is applicable to each Indenture.
     A copy of each Indenture is filed as an exhibit to the Registration Statement which has been filed with the Commission relating to the Debt Securities. The following is a summary of certain provisions of the Indenture and does not purport to be complete. Reference is made to the Indenture for a complete statement of such provisions. Certain capitalized terms used below are defined in the Indenture and have the meanings given to them in the Indenture. Section references are to the Indenture.

General

     The Indenture provides for the issuance by the Company from time to time of its Securities in one or more Series which may consist of one or more Issues. An Issue of Securities will consist of Securities having the same interest rate, maturity and issue date. The Indenture does not limit the amount of Securities which may be issued thereunder, and provides that the specific terms of any Series of Securities shall be set forth in, or determined pursuant to, an Authorizing Resolution of the Board of Directors of the Company or in a supplemental indenture, if any, relating to such Series (Section 301).
     The specific terms of the Series of Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement relating thereto, including the following:
     1. The title of the Series and whether it will consist of more than one Issue.
     2. The aggregate principal amount of the Securities of the Series.
     3. The date or dates on which principal and premium, if any, on Securities of the Series is payable, and, if applicable, the terms on which such maturity may be extended.
     4. The rate or rates of interest (if any) on the Securities of such Series (whether floating or fixed), the provisions, if any, for determining such interest rate or rates and adjustments thereto, the Interest Payment Dates and the Regular Record Dates with respect thereto.
     5. The currency(ies) in which principal, premium, if any, and interest are payable by the Company, if other than United States dollars.
     6. Provisions relating to redemption, at the option of the Company, pursuant to a Sinking Fund or otherwise, or at the option of a Holder, and the respective Redemption Dates and redemption prices and the terms and conditions for such redemption.
     7. Additional covenants or Events of Default, if any, with respect to the Securities of such Series in addition to the covenants and Events of Default specified in the Indenture.
     8. If less than 100% of the principal amount of the Securities of such Series is payable on acceleration or provable in bankruptcy (which may be the case for Original Issue Discount Securities), a schedule of the amounts which would be so payable or provable from time to time.
     9. The form of the Securities of such Series, including whether the Securities of the Series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary or Depositaries for such Global Security or Securities.
     If not set forth in the accompanying Prospectus Supplement, the specific terms of the Series or Issue of Debt Securities in respect of which this Prospectus is being delivered are set forth in an attachment to the accompanying Prospectus Supplement.
     The Debt Securities will be direct and unconditional obligations of the Company, which will be unsecured and will rank pari passu with all other unsecured senior indebtedness of the Company outstanding at the time.
     Except as otherwise specified in the Authorizing Resolution relating to the Securities in respect of which this Prospectus is being delivered, principal and interest on the Securities are to be payable, and the Securities are to be transferable, at the office of the Trustee (in the case of The Chase Manhattan Bank, at its Corporate Trust Office, 450 West 33rd Street, New York, New York, or, in the case of any other Trustee, at the office and address specified in the related Prospectus Supplement or in an attachment thereto), but payment of interest, other than interest due on a Maturity Date, may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown on the Security Register (Sections 202, 301, 305 and 1002). The Securities are to be registered without coupons in the denomination of $1,000 or any integral multiple thereof, or in such other currencies or denominations as may be specified in, or pursuant to, the Authorizing Resolution relating to a Series of Securities (Section 302). No service charge will be made for any transfer or exchange of Securities, except any tax or other governmental charges that may be imposed in connection therewith (Section 305).

Indebtedness; Dividends; Security Purchases; Other Terms

    The Indenture does not limit the amount of unsecured indebtedness of the Company or limit the payment of dividends or the acquisition of the Securities or any other debt or equity security of the Company (but Funded Debt of Restricted Subsidiaries is limited as described below under "Limitation on Funded Debt of Restricted Subsidiaries").

     Neither the Indenture nor the Securities afford Holders of Securities protection in the event of a change in control or similar event affecting the Company. In addition, the Indenture does not afford protection to Holders in the event that the Company enters into a highly leveraged or other transaction which may adversely affect the Holders, except for the limitations set forth below under "Creation of Secured Indebtedness," "Limitation on Funded Debt of Restricted Subsidiaries" and "Sale-Leaseback Financings." The holders of the Company's 8 3/4% Notes Due December 1, 1999 and 9% Debentures Due December 1, 2009 (currently outstanding in the aggregate principal amount of $600 million) have the right to require the Company to repurchase such securities following the occurrence of certain change in control events or other Risk Events (as defined), if any such event results in the rating of such securities being lowered below Investment Grade (as defined) or withdrawn. If any rights in respect of such matters are granted to the Holders of any Series of Securities, such rights will be described in the accompanying Prospectus Supplement. In the event any change in control or other provision requiring the purchase of Securities is applicable to the Debt Securities, the Company will comply with
Section 14(e) of the Securities Exchange Act of 1934 and Rule 14e-1 thereunder in connection with such purchases.

Definitions

     For purposes of the Indenture covenants described below:
     "Funded Debt" means, generally, indebtedness for money borrowed maturing more than 12 months from the date of determination or extendable beyond 12 months from such date at the option of the borrower, and direct guarantees of such indebtedness of other Persons, subject to certain exceptions, including exceptions for capitalized lease obligations and indirect guarantees and contingent obligations in respect of indebtedness of other Persons, which exception includes agreements to purchase or repurchase obligations of other Persons, agreements to provide funds to or invest in other Persons, agreements to pay for property, products or services of other Persons and any demand charge, throughput, take-or-pay, keep-well, make-whole or maintenance of working capital or earnings or similar agreements.
     "Net Tangible Assets" means the total assets of the Company and its Restricted Subsidiaries (including, with respect to the Company, its net investment in Unrestricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organization and developmental expenses and other like segregated intangibles, all as computed by the Company in accordance with generally accepted accounting principles as of a date within 90 days of the date as of which the determination is being made; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.
     "Principal Plant" means any brewery, or any manufacturing, processing or packaging plant, now owned or hereafter acquired by the Company or any Subsidiary, but shall not include any (a) brewery or manufacturing, processing or packaging plant which the Company shall by Board Resolution have determined is not of material importance to the total business conducted by the Company and its Subsidiaries or (b) any plant which the Company shall by Board Resolution have determined is used primarily for transportation, marketing or warehousing. Any such determination will be effective as of the date specified in the applicable Board Resolution.
     "Restricted Subsidiary" means (i) any Subsidiary which owns or operates a Principal Plant, except any Subsidiary incorporated, or the principal place of business of which is located, outside the United States and (ii) any other subsidiary which the Company, by Board Resolution, shall elect to be treated as a Restricted Subsidiary, until such time as the Company may, by further Board Resolution, elect that such Subsidiary shall no longer be a Restricted Subsidiary, successive such elections being permitted without restriction. Any such election will be effective as of the date specified in the applicable Board Resolution.
     "Subsidiary" means any corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned directly or indirectly by the Company or a Subsidiary or Subsidiaries or by the Company and a Subsidiary or Subsidiaries (Section 101).

Creation of Secured Indebtedness

     The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, create, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by pledge of, or mortgage or lien on, any of its Principal Plants or on any capital stock of any Restricted Subsidiary (other than (a) purchase money liens, (b) liens existing at the time of acquisition of property (including through merger or consolidation) or securing indebtedness the proceeds of which are used to pay or reimburse the Company or a Restricted

Subsidiary for the cost of such property (provided such indebtedness is incurred within 180 days after such acquisition), (c) liens on property of a Restricted Subsidiary existing at the time it becomes a Restricted Subsidiary,
(d) liens to secure the cost of development or construction of property, or improvements thereon, and which are released or satisfied within 120 days after completion of the development or construction, (e) liens in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities, (f) liens securing indebtedness owing to the Company or a Restricted Subsidiary by a Restricted Subsidiary, (g) liens existing at the date of the Indenture, (h) liens required in connection with state or local governmental programs which provide financial or tax benefits, provided the obligations secured are in lieu of or reduce an obligation that would have been secured by a lien permitted under the Indenture, (i) extensions, renewals or replacements of the liens referred to in clauses (a) through (h), (j) as permitted under the provisions described in the following two paragraphs herein and (k) in connection with sale-leaseback transactions permitted under the Indenture), without effectively providing that the Securities (together with, if the Company shall so determine, any other indebtedness of the Company then existing or thereafter created ranking equally with the Securities and any other indebtedness of such Restricted Subsidiary then existing or thereafter created) shall be secured by the security for such secured indebtedness equally and ratably therewith (Section 1006(a)).
     Notwithstanding the provisions referred to in the immediately preceding paragraph, the Company or any Restricted Subsidiary may, without ratably securing the Securities, create, assume, guarantee or suffer to exist any indebtedness which would otherwise be subject to such restrictions, and renew, extend or replace such indebtedness, provided that the aggregate amount of such indebtedness, when added to the fair market value of property transferred in certain sale and leaseback transactions permitted by Section 1007(c) as described below under "Sale-Leaseback Financings" and the aggregate amount of certain Funded Debt of Restricted Subsidiaries permitted by Section 1008(b) as described below under "Limitation on Funded Debt of Restricted Subsidiaries" (computed without duplication of amounts), does not at the time exceed 10% of Net Tangible Assets (Section 1006(d)).
     If the Company or any Restricted Subsidiary shall merge or consolidate with, or purchase all or substantially all of the assets of, another corporation, or the Company shall sell all or substantially all of its assets to another corporation, and if such other corporation has outstanding obligations secured by a mortgage or other lien which, by reason of an after-acquired property clause or similar provision, would extend to any Principal Plant owned by the Company or such Restricted Subsidiary immediately prior thereto, the Company or such Restricted Subsidiary, as the case may be, will in such event be deemed to have created a mortgage or lien, within the prohibition of the covenant referred to above, unless (i) such merger or consolidation involving a Restricted Subsidiary constitutes a disposition by the Company of its interest in the Restricted Subsidiary or (ii) either (a) at or prior to the effective date of such merger, consolidation, sale or purchase such lien shall be released of record or satisfied to the extent it would extend to such Principal Plant or
(b) prior thereto, the Company or such Restricted Subsidiary shall have created, as security for the Securities (and, if the Company shall so determine, as security for any other indebtedness of the Company then existing or thereafter created ranking equally with the Securities and any other indebtedness of such Restricted Subsidiary then existing or thereafter created), a valid lien which will rank prior to the lien of such mortgage or other lien of such other corporation on such Principal Plant of the Company or such Restricted Subsidiary, as the case may be (Section 1006(b)).
     In each instance referred to in the preceding paragraphs where the Company is obligated to provide security for the Securities, the Company would be required to provide comparable security for other outstanding indebtedness under the indentures and other agreements relating thereto.

Limitation on Funded Debt of Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary to create, assume or permit to exist any Funded Debt other than (i) Funded Debt secured by a mortgage, pledge or lien which is permitted to such Restricted Subsidiary under the provisions of Section 1006 described above under "Creation of Secured
Indebtedness", (ii) Funded Debt owed to the Company or any Restricted Subsidiary, (iii) Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary, (iv) Funded Debt created in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of any program, law, statute or regulation of any federal, state or local governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company, or not available on as favorable terms, (v) guarantees existing at the date of the Indenture and (vi) guarantees of Funded Debt with respect to which the Company is liable, on terms substantially similar to the terms of the Supplemental Agreement described below under "ABI Co-Obligation" (Section 1008(a)).
     Notwithstanding the provisions referred to in the immediately preceding paragraph, any Restricted Subsidiary may create, assume or permit to exist Funded Debt in addition to that permitted by such provisions, and renew, extend or replace such Funded Debt, provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, the aggregate amount of such Funded Debt which would otherwise be subject to such restriction, together with the aggregate amount of indebtedness for borrowed money permitted by Section 1006(d) as described above under "Creation of Secured Indebtedness" and the aggregate amount of the fair market value of property transferred in sale and leaseback transactions permitted by Section 1007(c) as described below under "Sale-Leaseback Financings" (computed without duplication of amounts) does not at the time exceed 10% of Net Tangible Assets (Section 1008(b)).

Sale-Leaseback Financings

     The Indenture provides that neither the Company nor any Restricted Subsidiary will enter into any sale and leaseback transaction involving any Principal Plant, other than a sale by a Restricted Subsidiary to the Company or a Restricted Subsidiary or a transaction involving a lease for a temporary period, not to exceed three years, by the end of which it is intended to discontinue use of the property, unless (i) the net proceeds of such sale (including any purchase money mortgages received in connection with such sale) are at least equal to the fair market value (as determined by Board Resolution) of such property and (ii) within 120 days of the transfer of title to such property the Company purchases and retires a principal amount of Securities, or repays other Funded Debt of the Company or any Restricted Subsidiary, or makes expenditures for the expansion, construction or acquisition of a Principal Plant, or effects some combination of such repurchases, repayments and plant expenditures, equal to the net proceeds received by the Company or such Restricted Subsidiary upon such sale (Section 1007).
     Notwithstanding the restriction referred to in the immediately preceding paragraph, the Company or any Restricted Subsidiary may transfer property in sale and leaseback transactions which would otherwise be subject to such restriction if the aggregate amount of the fair market value of the property so transferred, when added to the aggregate amount of certain Funded Debt of Restricted Subsidiaries permitted by Section 1008(d) as described above under "Limitation on Funded Debt of Restricted Subsidiaries" and the aggregate amount of indebtedness for borrowed money permitted by Section 1006(d) as described above under "Creation of Secured Indebtedness" (computed without duplication of amounts), does not at the time exceed 10% of Net Tangible Assets (Section 1007(c)).

Merger

     The Indenture provides that the Company may not consolidate with or merge into any other corporation or transfer or lease its properties and assets substantially as an entirety unless certain conditions are met, including the assumption of the Securities by any successor corporation to the Company (Sections 801 and 1006).

Modification of the Indenture

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with consent of the Holders of a majority in principal amount of the Outstanding Securities affected thereby (voting as a single class), provided that no supplemental indenture may reduce the principal amount of or interest or premium payable on any Security, change the maturity date or dates of the principal, the interest payment dates or other terms of payment, or reduce the percentage of Holders necessary to modify or alter the Indenture, without the consent of each Holder of Outstanding Debt Securities affected thereby (Section
902). The Company and the Trustee may modify and amend the Indenture without the consent of any Holders for certain specified purposes, including to make any change which, in the opinion of counsel to the Company, does not materially adversely affect the interests of the Holders of the Series of Securities affected thereby (Section 901).

ABI Co-Obligation

     Pursuant to a Supplemental Agreement to be entered into with respect to each Series, in the form attached to the Indenture, ABI will be jointly and severally liable with the Company for the payment of the principal of (and premium, if any) and interest on the Debt Securities of such Series. As provided in such Supplemental Agreement, the Company may elect to terminate the obligations of ABI thereunder if (1) there is outstanding no Funded Debt for which ABI is liable, as direct obligor, co-obligor, guarantor or otherwise, except for Funded Debt permitted under the provisions described above under "Limitation on Funded Debt of Restricted Subsidiaries", and (2) all liability of ABI as co-obligor for Funded Debt of the Company shall have been terminated or shall terminate at approximately the same time as the termination of the obligations of ABI under such Supplemental Agreement, and (3) there shall be no Event of Default or event which, with the passage of time or giving of notice, or both, would become an Event of Default.

Events of Default, Notice and Waiver

     The Indenture defines an Event of Default, with respect to any Issue of Securities, as: (a) default in the payment of any interest on any Security of that Issue, continued for 30 days, (b) default in the payment of principal, or premium, if any, on any Security of that Issue when due, and, in the case of a principal payment
becoming  due  by  reason  of  an  optional   redemption  by  the  Company,
continuance of such default for 30 days, (c) default in the deposit of a required Sinking Fund installment (if any) in respect of such Issue and continuance of such default for 30 days, (d) default in the performance of any other covenant of the Company continued for 90 days after written notice by the Trustee or holders of at least 25% in principal amount of the Outstanding Securities of all Issues affected thereby, and (e) certain events of bankruptcy, insolvency or reorganization (Section 501). Additional Events of Default, if any, applicable to the Series or Issue of Securities in respect of which this Prospectus is being delivered are specified in the accompanying Prospectus Supplement. Other events or occurrences regarding the Company or the Securities, some of which may be adverse to Holders of Securities, would not constitute Events of Default and would not give rise to the remedies provided in the Indenture.
     If there shall occur and be continuing an Event of Default with respect to the payment of principal or premium, if any, or interest or any Sinking Fund installment on the Securities of any Issue, the Trustee, or the holders of at least 25% in principal amount of the Securities of such Issue then Outstanding, may declare the principal amount of all the Securities of such Issue immediately due and payable. If there shall occur and be continuing (i) an Event of Default with respect to any covenant of the Company applicable to the Securities of any or all Issues or (ii) any other Event of Default referred to above, other than payment defaults, the Trustee or the Holders of at least 25% in principal amount of all Securities then Outstanding in respect of which the Event of Default has occurred (voting as a single class) may declare the principal amount of all of the Securities so affected immediately due and payable. The Holders of a majority in principal amount of the Securities then Outstanding so affected (voting as a single class) (or, in the case of a payment default as to any Issue, the Holders of a majority in principal amount of the Securities of such Issue) may rescind such declaration and the effects thereof if the default is cured. No Holder of Securities may enforce the Indenture except in the case of a refusal or neglect of the Trustee to act after notice of default and after request by the Holders of a majority in principal amount of the outstanding Securities of any Issue or Series as to which a default has occurred, and the offer to the Trustee of reasonable indemnity, but this provision does not prevent any holder of any Security from enforcing payment of principal or premium, if any, or interest on such holder's Security (Sections 502, 507 and 508).
     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to any Securities, give to the Holders of such Securities notice of all uncured defaults (as defined, not including any grace periods) known to it; but, except in the case of a payment default on any of the Securities, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders (Section 602).
     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of Securities issued thereunder before proceeding to exercise any right or power under the Indenture at the request of such Holders (Section 603(e)). The Indenture provides that the Holders of a majority in principal amount of the Outstanding Securities of any Series (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee in respect of the Securities of such Series (Section
512).
     The Holders of a majority in principal amount of the Outstanding Securities of all Series affected thereby (voting as a single class) may, on behalf of the Holders of all such Securities, waive certain past defaults except a default in payment of the principal of, or premium, if any, or interest on any Security (Section 513). The Holders of a majority in principal amount of Outstanding Securities of all Series entitled to the benefits thereof (voting as a single class) may waive compliance with certain covenants under the Indenture (Section
1010).
     The Company is required to furnish to the Trustee, annually, a statement as to the fulfillment by the Company of its obligations under the Indenture (Section 1004).

Satisfaction and Discharge

     The Indenture provides that, at the option of the Company, the Indenture will be satisfied and discharged and cease to be of further effect (except for certain rights relating to transfers or exchanges of Securities) if all of the Outstanding Securities have been delivered to the Trustee for cancellation, except for Securities in respect of which the Company has made irrevocable provision for payment within one year in accordance with the requirements of the Indenture (Article Four).
     At the election of the Company, (a) the obligations of the Company under the Indenture with respect to one or more Series of Securities (except for certain obligations relating to transfers or exchanges of Securities) or (b) the obligations of the Company under certain covenants contained in the Indenture (including, among others, those described above under "Creation of Secured Indebtedness," "Limitation on Funded Debt of Restricted Subsidiaries" and "Sale-Leaseback Financings") with respect to one or more Series of Securities, may be satisfied and discharged upon the satisfaction of certain conditions, including the deposit with the Trustee of money or U.S. government obligations sufficient for payment of such Series of Securities (Article Thirteen).

Regarding the Trustee

     For each Series or Issue of Debt Securities, the Trustee under the applicable Indenture will either be The Chase Manhattan Bank or a new Trustee selected by the Company, as specified in the related Prospectus Supplement or an attachment thereto.
     The Chase Manhattan Bank is the Trustee under one of the Indentures referred to herein, which is dated as of August 1, 1995. The following Series of Securities have been issued under this Indenture: (a) $250,000,000 principal amount of 7-1/8% Debentures Due July 1, 2017, (b) $250,000,000 principal amount of 7.1% Notes due June 15, 2007 (c) $100,000,000 principal amount of 7% Notes Due September 1, 2005, (d)$250,000,000 principal amount 6.75% Notes Due November 1, 2006, (e) $150,000,000 principal amount of 7-3/8% Debentures Due September 15, 2015, (f) $200,000,000 principal amount of 7% Debentures Due December 1, 2025 and (g) $200,000,000 principal amount of 6.75% Notes Due August 1, 2003. The Chase Manhattan Bank also acts as trustee (or successor trustee) under the following Indentures with the Company: (i) an Indenture dated as of September 1, 1992 under which there have been issued $200,000,000 principal amount of 6.90% Notes Due October 1, 2002, $200,000,000 principal amount of 7-3/8% Debentures Due July 1, 2023, $200,000,000 principal amount of 6.75% Notes Due June 1, 2005, and $35,000,000 principal amount of Medium-Term Notes; (ii) an Indenture dated as of August 1, 1987 under which there have been issued $350,000,000 principal amount of 9% Debentures Due December 1, 2009, $250,000,000 principal amount of 8 3/4% Notes Due December 1, 1999 and $60,000,000 principal amount of Medium-Term Notes, Second Series; and (iii) an Indenture dated as of October 1, 1982 under which there have been issued $150,000,000 principal amount of 8-5/8% Sinking Fund Debentures Due December 1, 2016 and $150,000,000 principal amount of 8-1/2% Sinking Fund Debentures Due March 1, 2017. The Chase Manhattan Bank also is a party to a credit agreement with the Company, under which it has committed to lend to the Company a maximum of $125 million.
     Information regarding any other Trustee under the applicable Indenture for a Series or Issue of Debt Securities will be furnished with the Prospectus Supplement relating to such Series or Issue of Debt Securities.

                              BOOK-ENTRY SECURITIES

     If so indicated on the related Prospectus Supplement, the Debt Securities will be issued in book-entry form ("Book-Entry Securities"), which will be represented by a single global Security, and which will be deposited with, or on behalf of, The Depository Trust Company, as depositary (the "Depositary"), and will be registered in the name of the Depositary or a nominee of the Depositary.
     Ownership of beneficial interests in a global Security will be limited to participants and to persons that may hold interests through institutions that have accounts with the Depositary ("participants"). Ownership of beneficial interests by participants in a global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary for such global Security. Ownership of beneficial interests in such global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.
     Payment of principal of and any premium and interest on Book-Entry Securities represented by such global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Book-Entry Securities represented thereby for all purposes under the Indenture. The Company, the Trustee and their agents will not have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a global Security representing any Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.
     The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on such global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such participants.

    The global Security may not be transferred except as a whole by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.
     The global Security representing Book-Entry Securities is exchangeable for definitive Securities in registered form, bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, stated maturity and other terms and of differing denominations aggregating a like amount, only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company does not appoint a successor Depositary within 90 days or
(y) the Company approves such exchange. In that event, the global Security will be exchangeable for definitive Securities in registered form, bearing interest at the same rate, having the same date of issuance, redemption provisions, stated maturity and other terms and of differing denominations aggregating a like principal amount. Such definitive Securities will be registered in the names of the owners of the beneficial interests in the global Securities as provided by the Depositary's participants.

     Except as provided above, owners of beneficial interests in such global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and the global Security representing Book-Entry Securities will not be exchangeable. Accordingly, each person owning a beneficial interest in such global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global Security.
     The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.
     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include agents or underwriters referred to in the related Prospectus Supplement), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a participant, either directly or indirectly.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of institutional purchasers or to a single purchaser; or (iii) through agents. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The terms of the offering of the Series of Debt Securities with respect to which this Prospectus is being delivered are set forth in the Prospectus Supplement which accompanies this Prospectus, including the name or names of any underwriters, the purchase price of such Series and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the Series may be listed.
     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by such managing underwriters or other firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities described in the accompanying Prospectus Supplement will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agents involved in the offer or sale of the Debt Securities in respect of which this Prospectus is being delivered are named, and any commissions payable by the Company to such agents are set forth, in the accompanying Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Issue or Series of Debt Securities to which this Prospectus and the Prospectus Supplement relates from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                  LEGAL OPINION

     Certain legal matters relating to the Debt Securities are being passed upon for the Company by its counsel, Bryan Cave LLP, One Metropolitan Square, St. Louis, Missouri 63102.

                                     EXPERTS

     The annual consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                  ------------


                                TABLE OF CONTENTS

                              Prospectus Supplement
                                                          Page
                                                          ----

             Description of Notes ......................    S-2
             Foreign Currency Risks ....................   S-11
             United States Taxation ....................   S-12
             Plan of Distribution ......................   S-19
             Experts ...................................   S-20

                                   Prospectus

             Available Information ........................   2
             Incorporation of Documents by Reference......    2
             The Company ..................................   3
             Use of Proceeds ..............................   3
             Description of Debt Securities................   3
             Book-Entry Securities.........................   9
             Plan of Distribution..........................  10
             Legal Opinion ................................  11
             Experts ......................................  11



                                  ------------

                               [GRAPHIC OMITTED]

                            ANHEUSER-BUSCH COMPANIES


                                   -----------

                         $100,000,000 Medium-Term Notes


                                  ------------
                              PROSPECTUS SUPPLEMENT
                                  ------------



                              Goldman, Sachs & Co.
                               Merrill Lynch & Co.
                                J.P. Morgan & Co.
                           Morgan Stanley Dean Witter
                          SBC Warburg Dillon Read Inc.


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